EXHIBIT 23.1

Varma & Associates
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Bob A.  Varma                         610 Crown Oak Centre Drive
James P.  Gately                      Longwood, Florida 32750
Mark A.  Haas                         Office (406) 834-7344   Fax (406) 834-7814





                          INDEPENDENT AUDITORS CONSENT



     We consent to the incorporation by reference in the Registration Statement of Incubate This! Inc., on Form S-8 to be filed on or about May 3, 2000, with the Securities and Exchange Commission our report dated March 30, 3000 on the financial statements of Incubate This! Inc., which express an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Form 10KSB for the year ended December 31, 1999.


/s/ Varma & Associates, CPA's
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Varma & Associates, CPA's
Longwood, Florida

May 3, 2000